SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|_|      Preliminary Proxy Statement
|_|      Confidential, for Use of the Commission Only (as permitted by
           Rule 14a-6(e)(2))
|X|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        YOUTHSTREAM MEDIA NETWORKS, INC.
                (Name of Registrant as Specified In Its Charter)

     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

             Payment of Filing Fee (Check the appropriate box):

|X|     No fee required.
|_|     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)      Title of each class of securities to which transaction applies:

                  --------------------------------------------------------------

        (2)      Aggregate number of securities to which transaction applies:

                  --------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  --------------------------------------------------------------

        (4)      Proposed maximum aggregate value of transaction:

                  --------------------------------------------------------------

        (5)      Total fee paid:

                  --------------------------------------------------------------

|_|     Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

                  ----------------------------------------------------

         (2)      Form, Schedule or Registration Statement No.:

                  ----------------------------------------------------

         (3)      Filing Party:

                  ----------------------------------------------------

         (4)      Date Filed:

                  ----------------------------------------------------

                        YOUTHSTREAM MEDIA NETWORKS, INC.
                         28 WEST 23RD STREET, 6TH FLOOR
                            NEW YORK, NEW YORK 10010


                                                             October 12, 2001

Dear Stockholder:

        You are cordially invited to the the Annual Meeting of Stockholders of YouthStream Media Networks, Inc. ("YouthStream" or the "Company"), to be held on November 15, 2001 at 10 a.m. Eastern Time at Proskauer Rose LLP, 1585 Broadway, Room 2300, New York, New York.

        At the Annual Meeting, you will be asked to ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending June 30, 2002.

        Our Annual Report and Form 10-K for the fiscal year ended June 30, 2001 are enclosed. I hope you will read them carefully. Also enclosed with this letter is a proxy authorizing officers of the Company to vote your shares for you if you do not attend the Annual Meeting. Whether or not you are able to attend the Annual Meeting, I urge you to complete your proxy and return it in the enclosed addressed, postage-paid envelope, as a quorum of the stockholders must be present at the Annual Meeting, either in person or by proxy, to conduct the business described above.

        I would appreciate your immediate attention to the mailing of this proxy.

                                                   Yours truly,

                                                   James G. Lucchesi

                                                   President and Chief Executive
                                                   Officer

                        YOUTHSTREAM MEDIA NETWORKS, INC.
                         28 WEST 23RD STREET, 6TH FLOOR
                            NEW YORK, NEW YORK 10010

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 15, 2001


        Notice is hereby given that the Annual Meeting of Stockholders of YouthStream Media Networks, Inc., a Delaware corporation, will be held on November 15, 2001 at 10 a.m. Eastern Time at Proskauer Rose LLP, 1585 Broadway, Room 2300, New York, New York for the following purposes:

        o to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending June 30, 2002; and

        o to transact such other business as may properly come before the Annual Meeting and any and all adjournments thereof.


        The Board of Directors has fixed the close of business on October 2, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any and all adjournments.

        It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States. The proxy is revocable at any time prior to its use.

                                           By Order of the Board of Directors,

                                           James G. Lucchesi

                                           President and Chief Executive Officer


New York, New York
October 12, 2001


                          YOUR VOTE IS IMPORTANT TO US.
               PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

                        YOUTHSTREAM MEDIA NETWORKS, INC.
                         28 WEST 23RD STREET, 6TH FLOOR
                            NEW YORK, NEW YORK 10010

                         ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 15, 2001


                                   -----------

                                 PROXY STATEMENT

                                   -----------

                ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

        The accompanying proxy is solicited by the Board of Directors of YouthStream Media Networks, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at Proskauer Rose LLP, 1585 Broadway, Room 2300, New York, New York, on November 15, 2001, at 10 a.m. Eastern Time, and at any and all adjournments thereof (the "Annual Meeting"). If no contrary instruction is received, signed proxies returned by stockholders will be voted in accordance with the Board of Director's recommendations.

        This proxy statement and accompanying proxy were first sent to stockholders on or about October 12, 2001.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention: Secretary) written notice of revocation on a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

        Only stockholders of record at the close of business on October 2, 2001 are entitled to vote at the Annual Meeting. Each outstanding share of common stock, par value $.01 per share (the "Common Stock"), of the Company is entitled to one vote. The holders of a majority of the votes entitled to be cast whether present in person or by proxy shall constitute a quorum for purposes of the Annual Meeting. The Company's executive officers and directors and their affiliates, as a group, will be entitled to vote at the Annual Meeting 4,979,329 shares (approximately 16.16%).

        At the Annual Meeting, stockholders will vote on the the ratification of the selection of independent auditors (the "Proposal").

        Under the Delaware General Corporation Law ("DGCL"), any corporate action, other than the election of directors, must be authorized by a majority of the votes entitled to be cast on the matter, except as otherwise required by the DGCL or the Company's Certificate of Incorporation with respect to a specific proposal.

        Abstentions may be specified on the Proposal and will be counted as present for the purposes of the Proposal. For purposes of determining whether the Proposal has received a majority of the votes cast, where a stockholder abstains from voting, those shares will be counted against the Proposal.

        The independent tabulator appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. For the purposes of determining whether the Proposal has received the requisite vote in instances where brokers are prohibited from exercising or choose not to exercise discretionary authority for beneficial owners who have not provided voting instructions (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the vote. Pursuant to the NASD Rules of Fair Practice, brokers who hold shares in street name have the authority, in limited circumstances, to vote on certain items when they have not received instructions from beneficial owners. A broker will have such authority only if (i) the broker holds the shares as executor, administrator, guardian, trustee, or similar representative or fiduciary capacity with authority to vote, or (ii) the broker is acting pursuant to the rules of any national securities exchange to which the broker is also a member.

        The Company will bear all costs of solicitation of proxies. We have engaged Morrow & Co., Inc. ("Morrow") to assist with the solicitation of proxies. We expect to pay Morrow approximately $4,000 plus expenses for its services. In addition to solicitations by mail, Morrow and our directors, officers and regular employees may solicit proxies by telephone, telegraph and personal interviews without additional remuneration. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.

                     VOTING SECURITIES AND PRINCIPAL HOLDERS

        As of August 31, 2001, the Company had outstanding 30,091,354 shares of Common Stock, which are the only outstanding voting securities of the Company.

        The following table sets forth, as of August 31, 2001 the beneficial ownership of Common Stock with respect to (i) each person who was known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer, and (iv) all directors and executive officers as a group.

                                                                         AMOUNT AND NATURE OF       PERCENT OF
            NAME AND ADDRESS OF BENEFICIAL OWNER(1)                    BENEFICIAL OWNERSHIP(2)         CLASS
            ---------------------------------------                    -----------------------      ----------
Harlan D. Peltz.................................................             3,746,167 (3)             12.44
James G. Lucchesi...............................................               493,716 (4)              1.6
Irwin Engelman..................................................               170,000 (5)                 *
Dennis Roche....................................................                76,156 (6)                 *
Thea Winarsky...................................................               100,000 (7)                 *
Metin Negrin....................................................                69,518 (8)                 *
Howard Klein....................................................               180,601 (9)                 *
Jonathan V. Diamond.............................................               759,301 (8)              2.52
Sidney I. Lirtzman..............................................                10,101 (8)                 *
Bruce Slovin....................................................                10,101 (8)                 *
Benjamin Bassi..................................................             2,195,708 (10)             7.30
All executive officers and directors as a group (10 persons)....             5,615,661                 18.66

----------

*       Less than one percent.

(1) The address of each beneficial owner identified is c/o YouthStream Media Networks, Inc., 28 West 23rd Street, 6th Floor, New York, NY 10010.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of Common Stock subject to options or warrants exercisable within 60 days of August 31, 2001 are deemed outstanding for computing the percentage beneficially owned by the person or group holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person. Except as noted, each stockholder has sole voting power and sole investment power with respect to all shares beneficially owned by such stockholder.

(3) In addition to the 2,216,813 shares owned by Mr. Peltz, this includes 1,529,354 shares of the Company's Common Stock for which Mr. Peltz acts as a voting trustee under a voting trust agreement dated February 28, 2000 among Mr. Peltz, Benjamin Bassi, William Townsend, and Mark Palmer ("Voting Trust Agreement"). Under the Voting Trust Agreement, Messrs. Bassi, Townsend and Palmer transferred to Mr. Peltz, as voting trustee, 50% of their shares of common stock of YouthStream. As voting trustee, Mr. Peltz has full and exclusive power and authority to vote those shares during the effective term of the Voting Trust Agreement.

(4) Includes 436,794 shares issuable upon exercise of options granted under the Company's 2000 Stock Incentive Plan and warrants to purchase 4,731 shares issued in connection with the sixdegrees, inc. merger, and an additional 1,898 shares and warrants to purchase 946 shares held by his minor children.

(5) Includes 112,500 shares issuable upon exercise of options granted under the Company's 2000 Stock Incentive Plan and 37,500 shares issuable upon exercise of options granted pursuant to his employment agreement.

(6) Includes 54,156 shares issuable upon exercise of options granted under the Company's 2000 Stock Incentive Plan and 8,000 shares issued in connection with the merger of Beyond the Wall, Inc.

(7) Includes 100,000 shares issuable upon exercise of options granted under the Company's 2000 Stock Incentive Plan.

(8) Includes 10,101 shares issuable upon exercise of options granted under the Company's 2000 Stock Incentive Plan.

(9) Includes 162,000 shares Mr. Klein owns jointly with his wife, 8,500 shares held in a retirement plan with his partners, and 10,101 shares issuable upon exercise of options granted under the Company's 2000 Stock Incentive Plan.

(10) Includes 1,128,854 shares owned by Mr. Bassi for which Harlan Peltz acts as voting trustee under the Voting Trust Agreement. Under the Voting Trust Agreement, Mr. Bassi transferred to Mr. Peltz, as voting trustee, 50% of his shares of common stock of YouthStream. As voting trustee, Mr. Peltz has full and exclusive power and authority to vote those shares during the effective term of the Voting Trust Agreement.

                                    DIRECTORS

        Our Board of Directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. Our Board of Directors currently consists of eight members, three of whom are Class III directors (with terms expiring at the 2002 Annual Meeting), two of whom are Class I directors (with terms expiring at the 2003 Annual Meeting), and three of whom are Class II directors (with terms expiring at the 2004 Annual Meeting).

        The following paragraphs provide information about each member of our Board of Directors, including information they have each given us about their age, all positions they hold with us, and their principal occupation and business experience. Information about the number of shares of Common Stock beneficially owned by each director, directly or indirectly, as of August 31, 2001, appears under the heading "Voting Securities and Principal Holders."

CLASS III DIRECTORS (TERMS TO EXPIRE AT THE 2002 ANNUAL MEETING)

        Harlan D. Peltz, age 36, is the Company's Chief Corporate Strategist and Chairman of the Board. From the initial public offering of the Company's predecessor Network Event Theater, Inc. ("NET") in 1996 until June 2000, Mr. Peltz served as the Company's Chairman and Chief Executive Officer. From 1993 to 1995, he was President of Universal Access Network, the predecessor of NET. Prior to that, he served as an associate at Veronis, Suhler & Associates, Inc., an investment banking firm specializing in the media industry, and with Home Box Office in the area of international business development. Mr. Peltz holds an MBA from the Stern School of Business at New York University, and a BA from Haverford College.

        James G. Lucchesi, age 45, joined YouthStream as Executive Vice President in January 2000 and was promoted to his current position as President and Chief Executive Officer in June of 2000. Prior to that, he spent three years as Chief Financial Officer of sixdegrees, inc., until its acquisition by the Company in January 2000. Mr. Lucchesi has more than 20 years of executive management experience, including service as Chief Executive Officer of two early stage consumer packaged goods firms, and as Chief Operating Officer and Chief Financial Officer of Fuel Tech, Inc., a pollution-control technology firm. He holds an MBA from Harvard University and a BA from Georgetown University.

        Jonathan V. Diamond, age 42, is President of Argyle, Inc. Mr. Diamond was the co-founder of N2K, Inc. and served as its Vice Chairman and Chief Executive Officer through its 1999 merger with CDNOW, a leading e-commerce company. He continued to serve as Chairman of the combined company until its sale to BMG. Mr. Diamond is a former partner in GRP Records, a leading independent music label acquired by MCA in 1990. Mr. Diamond holds an MBA from the Columbia School of Business and a BA from the University of Michigan.

CLASS I DIRECTORS (TERMS TO EXPIRE AT THE 2003 ANNUAL MEETING)

        Irwin Engelman, age 67, is Executive Vice President and Chief Financial Officer of YouthStream. He joined YouthStream from MacAndrews & Forbes Holdings, Inc., in New York, where he was most recently Vice Chairman and Chief Administrative Officer of Revlon, Inc., after acting as Executive Vice President and Chief Financial Officer of MacAndrews & Forbes Holdings, Inc. for more than six years. Prior to that, Mr. Engelman was Executive Vice

President and Chief Financial Officer of GAF Corporation (1990-92), and served tenures as President and Chief Operating Officer of Citytrust Bancorporation (1988-90); Executive Vice President, The Blackstone Group (1987-88); Executive Vice President, Chief Financial Officer and Board Member of General Foods Corporations (1981-87); and Vice President and Chief Financial Officer of The Singer Company (1978-81). Before joining Singer, Mr. Engelman spent 12 years in increasingly senior financial and executive management positions with Xerox Corporation, culminating in the position of Vice President and General Manager of the Reprographics Business Area. Mr. Engelman holds a Juris Doctor from Brooklyn Law School and a Bachelor of Business Administration and Doctor of Letters & Laws (Hon.) from Baruch College.

        Bruce Slovin, age 65, currently serves on the Board of Directors of Cantel Industries, a health-care related company. From 1980 to 2000 he was President and Director of MacAndrews & Forbes Holdings, Inc., President and Director of the Revlon Group, and a Revlon Holdings Director. Mr. Slovin holds a Juris Doctor from Harvard Law School and a BA from Cornell University.

CLASS II DIRECTORS (TERMS TO EXPIRE AT THE 2004 ANNUAL MEETING)

        Metin Negrin, age 35, has been a Director of the Company since December 1995. Since May 2001, he has been President of Lexin Capital, which is a real estate investment company. From May 2000 to May 2001, he was Chief Executive Officer of i-scraper inc., an Internet real estate project management company. From August 1993 to May 2000, Mr. Negrin was the Chief Operating Officer and a Managing Director of The Athena Group, a real estate investment firm. From July 1990 to July 1993, Mr. Negrin was an associate in the New York office of LaSalle Partners, a Chicago-based real estate investment firm. Mr. Negrin holds an MBA and BS degree from New York University.

        Howard Klein, age 44, has been a director of the Company since June 1998. Mr. Klein is a founding partner of 3 Arts Entertainment, one of the leading management/production firms in the entertainment industry, based in Beverly Hills, California.

        Sidney I. Lirtzman, age 70, is the Emmanuel Saxe Professor of Management, Dean of the Zicklin School of Business, and Vice President of Baruch College of The City University of New York. Dr. Lirtzman was until recently a public member of the Advisory Board of the Independent Budget Office of the City of New York, and is a member of the Boards and executive committees of the Baillie-Gifford and the Guardian domestic and international equity and bond funds. He is also President of Fairfield Consulting Associates, Inc. Mr. Lirtzman holds an MBA and Ph.D. from Columbia University and a BA from the City College of New York.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        During the fiscal year ending June 30, 2001, the Board of Directors met or took action by unanimous written consent on 10 occasions. Each member of the Board, except Metin Negrin, attended at least 75% of the meetings of the Board and meetings of any committees of the Board on which he served that were held during the time he served.

AUDIT COMMITTEE

        Prior to May 21, 2001, the Company's Audit Committee was composed of Messrs. Klein and Negrin. On May 21, 2001, the Board met and selected a new Audit Committee composed of Messrs. Lirtzman (Chairman), Diamond, Negrin and Slovin, each of whom is an "independent director" under NASDAQ rules governing the qualifications of the members of the Audit Committee.

        The principal functions of the Audit Committee are to:

        o   recommend the appointment of the independent auditors;

        o review with the independent and internal auditors the planned scope and results of the audits;

        o hold conferences and reviews with the auditors as desired by the Audit Committee or the auditors;

        o review matters that affect financial statements and the results of the independent auditor's reviews, annual audit and report; and

        o report to the Board of Directors the results of these reviews and conferences and submit to the Board of Directors any recommendations of the Audit Committee.


        In performing its functions, the Audit Committee acts only in an oversight capacity. It is not responsible for preparing or assuring the accuracy of the Company's financial statements or filings, or conducting audits of the financial statements.

        Audit Committee Report

        The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. The committee held two meetings in the fiscal year ended June 30, 2001. During these meetings, the committee reviewed and discussed the audited financial statements for fiscal 2001 separately with management and the Company's independent auditors, Ernst & Young LLP. The discussions with Ernst & Young LLP included matters required to be discussed by the Statement on Auditing Standards No. 61. In addition, the committee received from Ernst & Young LLP written independence disclosures and the letter required by Independence Standards Board Standard No. 1 and discussed with Ernst & Young its independence. Based on the review of the audited financial statements and the discussions described above, the committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended June 30, 2001 for filing with the Securities and Exchange Commission.

Dr. Sidney Lirtzman, Chairman
Jonathan Diamond
Metin Negrin
Bruce Slovin

STOCK OPTION COMMITTEE

        The Company has a standing Stock Option Committee of the Board of Directors, which has the responsibility for reviewing and approving stock option grants recommended by management for the Company's directors, employees, consultants and others as permitted under the Company's 2000 Stock Incentive Plan. Prior to May 21, 2001, the Stock Option Committee was composed of Messrs. Klein and Negrin. Mr. Lirtzman joined the Committee on May 21, 2001. The Stock Option Committee held two meetings in the fiscal year ending June 30, 2001.

COMPENSATION COMMITTEE

        On April 13, 2001, the Company established a Compensation Committee. On May 21, 2001, Messrs. Lucchesi, Peltz, Slovin, and Klein were appointed to the Compensation Committee. The Compensation Committee held no meetings in fiscal year 2001.

DIRECTORS' COMPENSATION

        Under the Company's by-laws, directors shall receive such compensation as the Board determines, together with reimbursement of their reasonable expenses in connection with the performance of their duties. A director also may be paid for serving the corporation or its affiliates or subsidiaries in other capacities.

        Directors were not provided cash compensation during the fiscal year 2001. Upon stockholders' approval of the amendment to the Company's 2000 Stock Incentive Plan, on May 23, 2001, the Company granted each independent director options with a fair market value equal to $40,000 on the date of grant. These options will vest quarterly over a one-year period. In future years, the Company expects to grant each independent director options with a value to be determined annually, at the discretion of the Board of Directors, with such options to vest quarterly over a one-year period. In addition, the Chairman of the Audit Committee is expected to receive $10,000 for serving in fiscal year 2002.

                                    PROPOSAL

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

        Our Board of Directors, on the recommendation of our Audit Committee, has selected the firm of Ernst & Young LLP as the Company's independent public accountants to audit the Company's financial statements for the fiscal year ending June 30, 2002. Ernst & Young LLP performed various audit and other services for the Company during fiscal 2001. Such services included an audit of the Company's annual financial statements, review and consultation in connection with certain filings with the Securities and Exchange Commission, consultation on tax, financial accounting and reporting matters, and meetings with the Audit Committee of the Board of Directors.

AUDIT FEES

        The Company paid fees of approximately $172,000 to Ernst & Young LLP for the fiscal 2001 annual audit, including the audit of the financial statements and timely quarterly reviews.

AUDIT-RELATED FEES

        The aggregate fees for other audit-related services paid to Ernst & Young LLP during fiscal 2001 were $52,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

        The Company did not pay any financial information systems design and implementation fees to Ernst & Young LLP during fiscal 2001.

        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

        A resolution will be presented at the Annual Meeting to ratify the appointment by the Board of Directors of the firm of Ernst & Young LLP as independent auditors, to examine the financial statements of the Company for the year ending June 30, 2002, and to perform other appropriate accounting services. Although stockholder approval of the Board of Directors' selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Ernst & Young LLP.

        The affirmative vote of a majority of the shares of Common Stock entitled to vote is required to ratify the appointment of Ernst & Young LLP. The Board of Directors recommends a vote IN FAVOR of the ratification of its appointment of Ernst & Young LLP as independent auditors. If not otherwise specified, proxies will be voted IN FAVOR of this Proposal.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table sets forth the total compensation paid or accrued by the Company, for services rendered during the year ended June 30, 2001, to the Company's Chief Executive Officer, and to four of the other most highly compensated executive officers whose total cash compensation for the year ended June 30, 2001 exceeded $100,000 (the "Named Executive Officers").

                                      SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION           LONG-TERM COMPENSATION
                                           --------------------------   --------------------------------
                                                                         SECURITIES
                                                                         UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR    SALARY ($)       BONUS ($)   OPTIONS/SARS    COMPENSATION ($)
---------------------------        ----    ----------       ---------   ------------    ----------------
Harlan Peltz                       2001       250,000            --            --                 --
  Chief Corporate Strategist       2000       246,923            --            --                 --
  and Chairman of the Board        1999       150,000         180,000          --               162(a)

James Lucchesi                     2001       349,430            --         300,000               --
  Chief Executive Officer and      2000        78,750(b)       50,000(c)    300,000               --
  President; Director              1999          --              --            --                 --

Irwin Engelman                     2001       158,654(d)         --         400,000               --
  Executive Vice President and     2000          --              --            --                 --
  Chief Financial Officer;         1999          --              --            --                 --
  Director

Dennis Roche                       2001       246,923            --         125,000               --
  Chief Operating Officer          2000       163,615          80,000       120,000               --
                                   1999       119,192          30,000(e)       --                 --

Thea Winarsky                      2001       196,922            --         150,000               --
  Senior Vice President            2000        51,928(b)       25,000(c)     20,000               --
  and General Counsel              1999          --              --            --                 --

-------------
(a)     Additional disability insurance and annual life insurance premiums.

(b) James Lucchesi and Thea Winarsky were hired by the Company effective January 18, 2000 following the acquisition of sixdegrees, inc. Each executive's salary for fiscal 2000 represents the executive's salary for the period from the date such executive was hired through June 30, 2000.

(c) Signing bonuses paid pursuant to each executive officer's employment agreement with the Company and approved by the Board of Directors.

(d) Irwin Engelman was hired by the Company effective October 31, 2000. His salary for fiscal

        2001 represents the executive's salary for the period from the date such executive was hired through June 30, 2001.

(e) Discretionary bonus paid pursuant to the executive officer's employment agreement with the Company and approved by the Board of Directors.


None of the Named Executive Officers received any restricted stock awards, long-term compensation awards or payouts during the Company's last three fiscal years.


STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR

        The following table provides information concerning stock options granted by the Company during the year ended June 30, 2001 to each of the Named Executive Officers.

                                                    STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                            POTENTIAL REALIZABLE
                                                          % OF TOTAL                                          VALUE AT ASSUMED
                                                         OPTIONS/SARS                                           ANNUAL RATES
                                         NUMBER OF        GRANTED TO                                           OF STOCK PRICE
                                         SECURITIES      EMPLOYEE IN                                           APPRECIATION FOR
                                         UNDERLYING       YEAR ENDED    EXERCISE OR                             OPTION TERM(3)
                                        OPTIONS/SARS       JUNE 30,        BASE        EXPIRATION          -------------------------
        NAME                              GRANTED          2001 (1)   PRICE ($/SH)(2)     DATE               5%               10%
-------------------------------         -----------      -----------  --------------   ----------          -------         ---------
                                                                                                                     ($)
Harlan D. Peltz ...............              --               --            --              --                --                --
James G. Lucchesi .............           300,000            15.16      $   3.75         7/09/10           707,506         1,792,960
Irwin Engelman ................           400,000            20.21      $  1.875        10/26/10           471,671         1,195,307
Dennis Roche ..................           125,000             6.32      $   1.50         1/17/11           117,918           298,827
Thea Winarsky .................           150,000             7.58      $ 5.9375          7/9/10           560,109         1,419,427

-----------
(1) Calculated based on an aggregate of 1,978,608 options granted under the Company's 2000 Stock Incentive Plan to employees during fiscal year ending June 30, 2001.

(2) The exercise price is equal to the fair market value of the Company's Common Stock on the date of grant.

(3) These amounts represent hypothetical gains that could be achieved for the options if they are exercised at the end of their terms. Potential realizable value is based on an assumption that the market price of the stock will appreciate at the stated rate, compounded annually, from the date of grant until the end of the 10-year term. The assumed 5% and 10% rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission. They do not represent the Company's estimate or projection of future prices of the Common Stock. Actual gains, if any, on stock option exercises will depend on the future performance of the price of the Company's Common Stock and the time of exercises.

EMPLOYMENT AND OTHER ARRANGEMENTS

        Mr. Peltz entered into his currently effective employment agreement with YouthStream on February 28, 2000 (as amended on June 20, 2000). As amended, the agreement provides that Mr. Peltz will serve as Chief Corporate Strategist of the Company until the close of business on February 28, 2003, unless sooner terminated in accordance with the employment agreement. Mr. Peltz will receive a salary of $250,000 a year. He may also earn an increase in basic compensation and an annual bonus of up to $40,000 following the end of each fiscal year at the discretion of the Board of Directors, based on his performance during the previous fiscal year.

        Mr. Lucchesi entered into his currently effective employment agreement with YouthStream on June 20, 2000 (as amended on June 29, 2001). As amended, the agreement provides that Mr. Lucchesi will serve as President and Chief Executive Officer until the close of business on June 30, 2003, unless sooner terminated in accordance with the terms of the employment agreement. Mr. Lucchesi will report to the Board of Directors and will serve on the Board. Mr. Lucchesi will receive a salary of $350,000 annually. In addition, Mr. Lucchesi received a one-time signing bonus in the amount of $50,000. He may also earn an annual bonus and an increase in basic compensation, at the sole discretion of the Board of Directors, based upon his performance during the previous fiscal year.

        Mr. Engelman entered into his currently effective employment agreement with YouthStream on November 1, 2000. The agreement provides that Mr. Engelman will serve as Executive Vice President and Chief Financial Officer until the close of business on October 31, 2002, unless sooner terminated in accordance with the terms of the employment agreement. Mr. Engelman will report to the Company's Chief Executive Officer. Mr. Engelman will receive a salary of $250,000 annually, and may earn an annual bonus and an increase in basic compensation at the sole discretion of the Company, based on his performance and the Company's financial results during the previous fiscal year.

        Ms. Winarsky entered into her currently effective employment agreement with YouthStream on July 1, 2000. The agreement provides that Ms. Winarsky will serve as Senior Vice President and General Counsel until the close of business on June 30, 2002, unless sooner terminated in accordance with the terms of the employment agreement. She will report to the Company's President and Chief Executive Officer. Ms. Winarsky received a salary of $200,000 a year through June 30, 2001 and will receive a salary of $240,000 a year from July 1, 2001 through June 30, 2002. In addition, Ms. Winarsky received a one-time signing bonus in the amount of $25,000. She may also earn an annual bonus, at the sole discretion of the Company, based upon her performance during the previous fiscal year.

        The Company also entered into an arrangement with Mr. Bassi after the close of fiscal 2000. Mr. Bassi is being provided with salary continuation and health benefits from June 17, 2000 through February 28, 2003, which is the expiration date of his February 28, 2000 employment agreement with the Company. The Company expects to pay Mr. Bassi a total of approximately $696,668 pursuant to this arrangement.


                             STOCK PERFORMANCE GRAPH

        The following graph compares cumulative total stockholder return on the Common Stock of the Company with the cumulative total return of the Russell 3000 Index and the NASDAQ Composite Index. The graph assumes the investment of $100 on April 3, 1996 (the effective date of the Company's predecessor's initial public offering) through June 30, 2001. It should be noted that the Company has not paid any dividends on its common stock, and no dividends are included in the representation of its performance. Measurement points are at April 3 for each respective year, unless otherwise unavailable. The Company's stock price on the graph below is not necessarily indicative of future price performance.

COMPARISON FIVE-YEAR CUMULATIVE TOTAL RETURN


                                [GRAPH OMITTED]

                             3-Apr-96  3-Apr-97  3-Apr-98  5-Apr-99  3-Apr-00  2-Apr-01    30-Jun
YouthStream Media Networks    $100.00   $100.00   $ 87.50   $251.25   $241.25   $ 15.63   $ 32.05
Russell 3000                  $100.00   $111.45   $166.20   $187.32   $219.70   $167.20   $180.77
Nasdaq Composite              $100.00   $108.77   $166.28   $229.43   $378.52   $159.79   $202.60

        On April 3, 1996, the Company's predecessor Network Event Theater, Inc. ("NET") completed its initial public offering. Effective February 28, 2000, NET merged with a subsidiary of the Company and each share of NET common stock and NET convertible preferred stock was converted into one share of the Company's Common Stock. Simultaneously, NET's partially-owned subsidiary, Common Places, LLC merged with the Company and each outstanding unit of Common Places was converted into 0.89 shares of the Company's Common Stock.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCKHOLDERS AGREEMENT

        Pursuant to a Stockholders Agreement dated February 28, 2000, as amended ("Stockholders Agreement") among Harlan Peltz, Benjamin Bassi, William Townsend and Mark Palmer (collectively, the "Stockholders") and the Company, Messrs. Bassi, Townsend and Palmer are required to vote all shares of Common Stock of the Company owned by them in favor of the election of Mr. Peltz's nominees to the Board of Directors. In addition, none of Messrs. Bassi, Townsend and Palmer, without the cooperation and prior written consent of Mr. Peltz, may seek to place or remove members of YouthStream's Board of Directors, or participate in any election contest, except in accordance with the terms of the Stockholders Agreement, or may make, or announce an intent to make, any tender offer or exchange offer for any equity securities of YouthStream or any assets of YouthStream or any of its subsidiaries or try to effect any sale, business combination or other similar transaction involving YouthStream or any of its subsidiaries.

        During the period from February 28, 2000 through February 28, 2003, the Stockholders may not, directly or indirectly, sell, assign transfer, pledge or otherwise encumber or dispose of any of their shares of Common Stock, except as permitted by the Stockholders Agreement. Pursuant to the Stockholders Agreement, any Stockholder may at any time transfer his shares of Common Stock to his spouse, to any of his children or grandchildren, to a trust for the benefit of any one or more of them, or to his estate or other legal representative, provided that the proposed transferee agrees to be bound by the Stockholders Agreement and the Voting Trust Agreement (other than the transferees of Mr. Peltz, which are not required to be bound by the Voting Trust Agreement). In addition, any Stockholder may transfer his shares (i) in a sale pursuant to Rule 144 under the Securities Act of 1933, (ii) to any purchaser who owns fewer than 1% of the outstanding shares of Common Stock of the Company immediately prior to the transfer and (iii) pursuant to a tender offer, merger or other transaction that has been approved by the Board of Directors. Notwithstanding the foregoing, none of the Stockholders, other than Mr. Bassi or Mr. Peltz may make any transfer unless the number of shares that would be transferred, when aggregated with the number of shares previously transferred by that Stockholder and all persons to whom he has transferred shares during the six-month period ending on the date of the proposed transfer, does not exceed 10% of the number of shares beneficially owned by that Stockholder on February 28, 2000 (5% in the case of Messrs. Bassi and Peltz). After January 31, 2002, this restriction on the transfer of shares shall cease to apply to Messrs. Bassi and Peltz.

        During the period from February 28, 2000 through February 28, 2003, except as otherwise agreed by Messrs. Peltz and Bassi, none of the Stockholders shall, directly or indirectly, purchase or otherwise acquire any of the Company's shares of Common Stock and none of the Stockholders shall permit any of his affiliates or associates to do so.

VOTING TRUST AGREEMENT

        Harlan Peltz, Benjamin Bassi, William Townsend, and Mark Palmer entered into a voting trust agreement on February 28, 2000 (the "Voting Trust Agreement"). Under the Voting Trust Agreement, Messrs. Bassi, Townsend and Palmer transferred to Mr. Peltz, as voting trustee, 50% of their shares of Common Stock. As voting trustee, Mr. Peltz has full and exclusive power and authority to vote those shares during the effective term of the Voting Trust Agreement. Each of the parties to the Voting Trust Agreement may, by notice given to Mr. Peltz, as voting trustee, direct Mr. Peltz to transfer that party's shares of Common Stock in accordance with and to the extent permitted by the Stockholders Agreement. The Voting Trust Agreement will terminate upon the earliest of (i) a merger, consolidation or combination of the Company with another business, if, as a result of that transaction, Mr. Peltz does not hold the position of chairman of the board, president, chief executive officer or chief operating officer of the combined entity, (ii) the date Mr. Peltz ceases to own of record or beneficially at least 10% of the number of shares of Common Stock of YouthStream he owned on the date of the Voting Trust Agreement, (iii) the death of Mr. Peltz or (iv) Mr. Peltz ceasing to serve as chairman of the board, president, chief executive officer or chief operating officer of the Company.


                                  OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended requires a company's directors and executive officers, and beneficial owners of more than 10% of the common stock of such company to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the company's securities. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us, all of the Company's directors and officers timely furnished reports on Forms 3, 4 and 5.

PROPOSALS OF STOCKHOLDERS

        Stockholders wishing to include proposals in the proxy material in relation to the Company's Annual Meeting for fiscal year 2002, currently scheduled to be held in November 2002, must submit the proposals in writing so as to be received by the Secretary at the principal executive offices of the Company at 28 West 23rd Street, 6th Floor, New York, NY 10010, no later than the close of business on July 19, 2002. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to Stockholders' proposals. If the Company is not timely notified of an intent to present a proposal at the Company's Annual Meeting for fiscal 2002, the Company will have the right to exercise its discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials. To be timely, the Stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not fewer than 50 days or more than 80 days prior to the scheduled date of the Annual Meeting for fiscal 2002, regardless of any postponement, deferral or adjournment of that meeting to a later date; provided, however, that if fewer than 60 days' notice or prior public disclosure of the date of the Annual Meeting for fiscal 2002 is given or made to Stockholders, notice by the Stockholder to be timely must be so delivered or mailed and received not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the meeting was mailed or (ii) the day on which such public disclosure was made.

                                           By Order of the Board of Directors,

                                           James G. Lucchesi
                                           President and Chief Executive Officer

October 12, 2001

                                     PROXY

                        YOUTHSTREAM MEDIA NETWORKS, INC.
                         28 West 23rd Street, 6th Floor
                               New York, NY 10010

   SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 15, 2001


        The undersigned hereby appoints James G. Lucchesi, Irwing Engelman, or either of them, with the power of substitution as proxies, and hereby anthorizes them to represent and to vote, as designated on the reverse side, all shares of Common Stock of YouthStream Media Networks, Inc. (the "Company") held of record by the undersigned at the close of business on October 2, 2001 at the Annual Meeting of Stockholders to be held on November 15, 2001.


                   (Continued and to be signed on other side)

                    Please complete, date, sign and mail your
                      proxy card back as soon as possible.



                         ANNUAL MEETING OF STOCKHOLDERS

                        YOUTHSTREAM MEDIA NETWORKS, INC.


                               November 15, 2001


           ----- Please Detach and Mail in the Envelope Provided -----


        Please mark your                                            |
A  [X]  votes as in this                                            |_ _
        example.



                                                          FOR   AGAINST ABSTAIN
    1. To ratify the appointment of Ernst & Young LLP     _ _     _ _     _ _
       as independent auditors of the Company for the    |   |   |   |   |   |
       fiscal year ending June 30, 2002.                 |_ _|   |_ _|   |_ _|


    2. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting and any adjourments thereof.


    PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE. No postage required if mailed in the United States of America.




Signatures of Stockholder(s) ____________________________ Dated __________, 2001

NOTE: Please sign exactly as your name appears on this proxy. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer's title. Trustees, guardians, executors, administrators and attorneys should sign in their official capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person's title and relationship to the partnership.